EXHIBIT 99.7

BENEFICIAL OWNER ELECTION FORM

INSTRUCTIONS

      The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering (the “Rights Offering”) by Critical Path, Inc. (the “Company”) of subscription rights (“Rights”) distributed to the holders of record of common stock of the Company as of the close of business on [RECORD DATE] (the “Record Date”) to subscribe for and purchase shares of its Series E Redeemable Convertible Preferred Stock, par value $0.001 per share (“Series E Preferred Stock”). The Rights are described in detail in the Company’s Prospectus dated                    , 2004 (the “Prospectus”) which is attached.

      This will instruct you whether to Exercise Rights to purchase shares of the Company’s Series E Preferred Stock with respect to the Company’s Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions for Use of Critical Path Subscription Rights Certificates.”

Box 1.	☐	Please DO NOT EXERCISE RIGHTS for shares of Series E Redeemable Convertible Preferred Stock.
Box 2.	☐	Please EXERCISE RIGHTS for shares of Series E Redeemable Convertible Preferred Stock as set forth below.

	NUMBER		SUBSCRIPTION
	OF RIGHTS		PRICE	PAYMENT

Basic Subscription Right:		X	$1.50	= $ (Line 1)
Over-Subscription Right:		X	$1.50	= $ (Line 2)
	Total Payment Required			= $ (Sums of Lines 1 and 2; must equal total of amounts in Boxes 3 and 4.)

Box 3.	☐	Payment in the following amount is enclosed $ ---------.
Box 4.	☐	Please deduct payment from the following account maintained by you as follows:

Type of Account	-------------------------------------------------------- Account No.
Amount to be deducted: $

SIGNATURE(S) Please type or print name(s) below:

Date: , 2004